Exhibit 5.1

Phaos Technology Holdings (Cayman) Limited	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/507695.00001

25 July 2025

Dear Sirs

Phaos Technology Holdings (Cayman) Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act). The Registration Statement relates to the offering (the Offering) of 2,700,000 Class A Ordinary Shares (as defined in below) (the Public Offering Shares) and 900,090 Class A Ordinary Shares being offered by the Selling Shareholders (as defined under the Registration Statement) plus up to an additional 15% Class A Ordinary Shares to cover the over-allotment option granted to the Underwriters of the Company, issuable by the Company upon exercise of such option by the Underwriters (collectively, the IPO Shares).

The Company will also be issuing warrants to the representative of the Underwriters (the Representative) with respect to the IPO Shares (the Representative’s Warrants) to purchase such number of Class A Ordinary Shares equal to an aggregate of 7.5% of the IPO Shares sold in the Offering (the Warrant Shares) pursuant to an underwriting agreement to be entered by and between the Company and the Representative (the Underwriting Agreement).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the certificate of incorporation of the Company dated 7 March 2024 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	the second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 14 July 2025 (collectively, the Amended Memorandum and Articles);

(c)	a certificate of good standing dated 8 July 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors and officers of the Company as provided to us on 25 July 2025 (the ROD);

(e)	the register of members of the Company as provided to us on 21 July 2025 (the ROM, and together with the ROD, the Registers);

(f)	a certificate from a director of the Company dated the date of this opinion as to certain matters of facts (the Director’s Certificate);

(g)	a copy of the written resolutions of sole director of the Company dated 3 June 2024 and a copy of the written resolutions of all the directors of the Company dated 25 July 2025 approving among others, the Company’s filing of the Registration Statement and issuance and sale of the IPO Shares and the Warrant Shares (the Board Resolutions); and

(h)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Amended Memorandum and Articles of the Company provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect, have not been, and will not be rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Offering and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Class A Ordinary Shares and none of the Class A Ordinary Shares have been offered or issued to residents of the Cayman Islands;

(i)	the Company is, and after the allotment and issuance of the IPO Shares and Warrant Shares, will be able to pay its liabilities as they fall due; and

(j)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability on 7 March 2024 and is validly existing and in good standing under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$100,000 divided into 950,000,000 class A ordinary shares of US$0.0001 each (the Class A Ordinary Shares) and 50,000,000 class B ordinary shares of US$0.0001 each (the Class B Ordinary Shares).

Corporate Power

(c)	The Company has all requisite power and capacity under the Amended Memorandum and Articles to enter into and issue the Representative’s Warrants to the Representative pursuant to the terms of the Underwriting Agreement and to perform its obligations, and exercise its rights, under Representative’s Warrants.

Corporate Authorisation

(d)	The Company has taken all requisite corporate action to authorise the issuance and sale of the IPO Shares and Warrant Shares under the Registration Statement.

Valid Issuance of IPO Shares and Warrant Shares

(e)	The IPO Shares, when issued and sold in accordance with the Registration Statement and the duly passed Board Resolutions and once consideration set forth in the Registration Statement is paid in full, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect to them). Once the register of members of the Company has been updated to reflect the issuance of the IPO Shares, the shareholders recorded in the register of members will be deemed to have legal title to the IPO Shares set against their respective names.

(f)	The Warrant Shares, when issued and sold in accordance with the Representative’s Warrants when the Representative’s Warrants are exercisable and the duly passed Board Resolutions and subject to payment of the exercise price therefor under the terms of the Representative’s Warrants is paid in full, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect to them). Once the register of members of the Company has been updated to reflect the issuance of the Warrant Shares, the shareholders recorded in the register of members will be deemed to have legal title to the Warrant Shares set against their respective names.

Registration Statement

(g)	The statements contained in the Registration Statement which pertain to Cayman Islands law, including without limitation, in the sections headed “Cayman Islands Tax Considerations”, “Description of Share Capital and Governing Documents” and “Enforceability of Civil Liabilities”, in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Material Tax Considerations” and “Legal Matters” of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the IPO Shares and the Warrant Shares and while the Registration Statement is effective.

Yours faithfully

Ogier